Exhibit 10.46

[Freddie Mac letterhead]

July 8, 2004

Patricia L. Cook
3 Red Fox Lane
Upper Brookville, New York 11545

Dear Ms. Cook:

I am pleased to offer to you the position of Freddie Mac’s Executive Vice President, Investments, reporting to me. Should you accept this offer, you will begin your employment with Freddie Mac on a mutually agreed upon date. The actual start date shall be referred to as the “Employment Date.” This offer of employment expires as of Monday July 12, 2004.

This offer of employment is expressly contingent upon:

•	Your execution of the attached “Restrictive Covenant and Confidentiality Agreement;” and

•	Your demonstration of compliance on your Employment Date with the work eligibility requirements if the Immigration Reform and Control Act.

In addition, Freddie Mac must be completely satisfied with your references and the results of your credit and criminal background check, to which you have already consented.

This terms and conditions set forth in this letter supersede any previous communication you have had with Freddie Mac and/or its agents concerning the terms and conditions of your employment with Freddie Mac. Freddie Mac agrees to employ you pursuant to, and you agree to accept as conditions of employment, the terms and conditions set forth in this Letter Agreement (“Agreement” or “Letter Agreement”), the enclosed Restrictive Covenant Agreement and the enclosed Code of Conduct.

I.  Base Salary

Your annualized base salary will be $600,000 (which is approximately $50,000 per month). You will be eligible for a salary review and a potential merit increase in 2005 that takes into consideration, among other things, your performance based upon performance criteria that I establish with your input. Freddie Mac has the sole discretion and absolute authority in determining whether, and to what extent performance against criteria has been achieved with respect to any particular period, and whether to implement a salary adjustment.

Patricia L. Cook

July 8, 2004

II.  Short Term and Long Term Performance-Based Incentives

During the Term you will be eligible for consideration for a discretionary short-term performance-based incentive bonus subject to corporate executive compensation plans, practices and policies in effect as of the date of payment. However, assuming continued employment in the above-specified position through the bonus payment date, your actual bonus for the 2004 performance period (payable in 2005) will be no less than $1,000,000. Thereafter, your target bonus will be one hundred and sixty-seven percent (167%) of your bonus eligible earnings (currently defined as base salary) and the maximum short-term incentive bonus payable will be 200% of your target incentive. Freddie Mac currently pays such bonuses in cash.

You will also be eligible for consideration for a discretionary long-term performance-based incentive award. Such awards currently are made in a combination of restricted stock units and stock options. Assuming continued employment in the above-specified position through the actual grant date, the amount of your initial long-term incentive award will be 250% of your base salary or $1,500,000. Sixty-six and two thirds percent of your first such award (currently anticipated to be no earlier than in July 2004) will be paid in the form of restricted stock units and thirty-three and one-third percent of such award will be paid in the form of stock options. Such stock option award will ratably vest and the restrictions on such restricted stock unit grant will ratably lapse twenty-five percent (25%) on the anniversary of the Grant Date over four years. All other aspects of the award, including the number of units and/or shares subject to the grants and other details, shall be subject to the corporate plans, practices and policies in effect at that time.

Thereafter, any annual long-term incentive compensation award you receive pursuant to current long-term incentive compensation plans and practices will not exceed two hundred and fifty percent (250%) of your base salary and will be made pursuant to corporate plans, practices and policies in effect at that time, which currently provide that awards are paid fifty percent (50%) in the form of restricted stock units and fifty percent (50%) in the form of stock options. Nothing in the plans and practices generally applicable to all employees precludes the Board of Directors from approving special or one-time incentive compensation awards in recognition of extraordinary contributions or accomplishments.

III.  One-Time Sign-On Cash Bonus

Subject to your beginning employment with Freddie Mac, you will receive a one-time sign-on cash bonus of $2,000,000. This cash bonus will be paid to you in your first full semi-monthly paycheck, and will be subject to such withholdings as Freddie Mac determines are required by law. This sign-on bonus is subject to repayment-in-full in the event that, prior to the first anniversary of your Employment Date, you terminate your employment with Freddie Mac for any reason or Freddie Mac terminates your employment for violating any standard of conduct, attendance or behavior embodied in

Patricia L. Cook

July 8, 2004

Exhibit A to Freddie Mac Policy 3-214 (as may be modified from time to time), the most recent copy of which is enclosed herewith.

IV.  One-Time Sign-On Grant of Restricted Stock Units

Subject to your beginning employment with Freddie Mac, you also will receive a one-time restricted stock unit grant with a total dollar value of $750,000. This grant will be subject to the terms of Freddie Mac’s 1995 Stock Compensation Plan (“Plan”) or any successor plan thereto in effect at the time of such grant, the applicable resolution of the Compensation and Human Resources Committee and any grant agreement that Freddie Mac provides to you. The number of restricted stock units subject to this grant will be calculated by dividing $750,000 by the fair market value (as defined in the Plan) of a share of Freddie Mac common stock on the date the Committee designates as the grant date (the “Grant Date”).

The restrictions on the restricted stock units subject to this one-time grant will lapse pursuant to the following schedule: thirty-three percent (33%) on the first anniversary of the Grant Date; thirty-three percent (33%) on the second anniversary of the Grant Date; and thirty-four percent (34%) on the third anniversary of the Grant Date. In the event that your employment with Freddie Mac terminates for any reason (other than Disability or Death as defined in the Plan) prior to the lapse of restrictions, you will forfeit all the units.

V.  Employment-At-Will; Termination of Employment Payment

Except as set forth in Paragraphs I, II, III, IV and this Paragraph V as pertains to a term of compensation set forth therein, this Letter Agreement does not set forth any express or implied contractual obligation on the part of either Freddie Mac or you to continue employment for a specified or agreed upon duration and Freddie Mac retains the right to change any other terms and conditions of your employment, including any benefits offered, at any time in its sole discretion. Freddie Mac and you each retain the right to terminate your employment at any time for any reason with or without cause.

In the event Freddie Mac terminates your employment prior to the second anniversary of the Employment Date for any reason other than “Gross Misconduct” as such term is defined in Policy 3-254.1 — Officer Severance (as it may be modified or amended from time to time in Freddie Mac’s sole discretion), Freddie Mac agrees to pay you in cash an amount equal to the sum of $3,800,000 minus $133,333.33 per month for each whole month worked beginning on your Employment Date and ending the day prior to the second anniversary of your Employment Date.

In the event Freddie Mac terminates your employment on or after the second anniversary of the Employment Date but prior to your sixty-second (62) birthday for any reason other than “Gross Misconduct” as such term is defined Policy 3-254.1 — Officer Severance (as

Patricia L. Cook

July 8, 2004

it may be modified or amended from time to time in Freddie Mac’s sole discretion), Freddie Mac agrees to pay you in cash an amount equal to $600,000.

Any such payment, minus lawful deductions, shall be made in one lump sum within thirty (30) days after the termination date. The payment, if any, shall be in addition to any amounts that may be due you pursuant to the terms of any applicable restrictive covenant agreement and/or corporate severance policy.

The terms of the termination of employment payment referenced in this Paragraph V are contingent upon the approval of Freddie Mac’s regulator, the Office of Federal Housing Enterprise Oversight.

VI.  Other Benefits

You will be eligible to participate in all employee benefit plans pursuant to the terms of those plans (as may be modified or terminated from time to time).

In your first calendar year of employment you will accrue vacation at a rate of fifteen days annually, which will be prorated based on your Employment Date. We currently provide 10 days of vacation to full-time employees in their second calendar year of employment, with an option to purchase up to 15 additional days on a pre-tax basis through our cafeteria plan, for a combined maximum of 25 days starting in your second calendar year of employment. Freddie Mac provides pre-tax dollars to subsidize the purchase of five of these additional days in the second year of employment. Of course, Freddie Mac’s vacation policy and cafeteria plan may change from time to time.

VII.  Relocation Assistance

Your relocation information will follow under separate cover from Emily Stover, Relocation Program Manager. Should you have any questions regarding those benefits, please call Emily at (703) 918-5776.

VIII.  Confidentiality

Subject to Paragraph IV (D) of the enclosed “Restrictive Covenant and Confidentiality Agreement”, you agree that prior to, during and after the cessation of your employment for any reason, you will not disclose either the existence of or any information about this letter to any person other than your attorney, accountant, tax advisor or members of your immediate family, and then only if they agree to keep such information confidential. Please also note that your continuing obligation to treat as confidential certain information that you use, receive or access during the course of your employment is covered in the attached “Restrictive Covenant and Confidentiality Agreement.”

Patricia L. Cook

July 8, 2004

IX.  Code of Conduct and Investment Limitations Policy

As a Freddie Mac employee you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 1-906, Investment Limitations Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. We expect that you will fully comply with the Code and the Policy, copies of which are enclosed for your review.

You should consult with Freddie Mac’s Chief Compliance Officer as soon as practical about any investments that you or a “covered household member,” as that term in defined in the Policy, may have that may be prohibited by the Policy. You also should disclose any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, please provide copies of any employment, confidentiality or stock grant agreements to which you may be currently subject so that we can ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee, are not inconsistent with any of their terms.

X.  Other Matters

This letter will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

By signing and returning a copy of this Letter Agreement and the enclosed “Restrictive Covenant and Confidentiality Agreement,” you acknowledge that you have read, understand and agree to be bound by its terms, that you have been given an opportunity for your legal, tax and/or financial advisors to review this Letter Agreement and enclosed Restrictive Covenant Agreement, and that the provisions are reasonable.

On your first day of work (or soon thereafter), you will be invited to attend a mandatory new employee orientation and a new officer briefing.

We are delighted that you have decided to join Freddie Mac and look forward to your becoming a valuable member of the team.

Sincerely,

/s/  R. F. Syron
Richard Syron

Signed and Agreed to:	/s/ Patricia L. Cook	July 8, 2004

	Patricia L. Cook	June , 2004

cc: Michael Hager, SVP — Human Resources